 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 1, 1996

                                                REGISTRATION NO. 333-13121
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                      POST-EFFECTIVE AMENDMENT NO. 1

                                    TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                            YOUNG BROADCASTING INC.
            (Exact name of registrant as specified in its charter)

               DELAWARE                               13-3339681
    (State or other jurisdiction of                 (I.R.S. Employer
    incorporation or organization)                Identification Number)


                             599 LEXINGTON AVENUE
                           NEW YORK, NEW YORK 10022
                                (212) 754-7070
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               VINCENT J. YOUNG
                                   CHAIRMAN
                            YOUNG BROADCASTING INC.
                             599 LEXINGTON AVENUE
                           NEW YORK, NEW YORK 10022
                                (212) 754-7070
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  COPIES TO:
       ROBERT L. WINIKOFF, ESQ.               WILLIAM M. HARTNETT, ESQ.
  COOPERMAN LEVITT WINIKOFF LESTER &           CAHILL GORDON & REINDEL
             NEWMAN, P.C.                        EIGHTY PINE STREET
           800 THIRD AVENUE                   NEW YORK, NEW YORK 10005
       NEW YORK, NEW YORK 10022                    (212) 701-3000
            (212) 688-7000

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

                                ---------------

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-06241

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

  THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE UPON FILING WITH THE COMMISSION IN ACCORDANCE WITH RULE 462(b) UNDER THE SECURITIES ACT OF 1933.

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                             EXPLANATORY NOTE

  This Post-Effective Amendment No. 1 to Form S-3 Registration Statement contains only Exhibit 23.1 of Item 16(a) of Part II thereof. This filing is being made solely for the purpose of amending such Exhibit.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (A) EXHIBITS

  All exhibits filed with or incorporated by reference in Registration Statement No. 333-06241 are incorporated by reference into, and shall be deemed part of, this registration statement, except for the following, which are filed herewith.

   EXHIBIT
     NO.                            DESCRIPTION
   -------                          -----------
     5.1   --Opinion of Cooperman Levitt Winikoff Lester & Newman, P.C.,
            including consent*
    23.1   --Consent of Ernst & Young LLP
    23.2   --Consent of McGladrey & Pullen, LLP*
    23.3   --Consent of Grant Thornton LLP*
    23.4   --Consent of Price Waterhouse LLP*
    23.5   --Consent of Cooperman Levitt Winikoff Lester & Newman, P.C.
            (included in Exhibit 5.1)

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 * Previously filed.

  (B) FINANCIAL STATEMENT SCHEDULES

  Not applicable.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON OCTOBER 1, 1996.

                                          Young Broadcasting Inc.

                                                   /s/ James A. Morgan
                                          By: _________________________________
                                                      JAMES A. MORGAN
                                                 EXECUTIVE VICE PRESIDENT

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURES                         TITLE                DATE

                                        Chairman and
                  *                      Director (principal
-------------------------------------    executive officer)    October 1, 1996
          VINCENT J. YOUNG

                  *                     President and
-------------------------------------    Director              October 1, 1996
         RONALD J. KWASNICK

                  *                     Treasurer and
-------------------------------------    Director              October 1, 1996
             ADAM YOUNG

         /s/ James A. Morgan            Executive Vice
-------------------------------------    President             October 1, 1996
           JAMES A. MORGAN               (principal
                                         financial officer
                                         and principal
                                         accounting officer)

                  *                     Director
-------------------------------------                          October 1, 1996
          BERNARD F. CURRY

                  *                     Director
-------------------------------------                          October 1, 1996
        ALFRED J. HICKEY, JR.

                  *                     Director
-------------------------------------                          October 1, 1996
              LEIF LOMO

                  *                     Director
-------------------------------------                          October 1, 1996
         MICHAEL S. WILLNER

*By:
         /s/ James A. Morgan
  ---------------------------------
           JAMES A. MORGAN
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                            DESCRIPTION
 -------                          -----------
   5.1   --Opinion of Cooperman Levitt Winikoff Lester & Newman, P.C.,
          including consent*
  23.1   --Consent of Ernst & Young LLP
  23.2   --Consent of McGladrey & Pullen, LLP*
  23.3   --Consent of Grant Thornton LLP*
  23.4   --Consent of Price Waterhouse LLP*
  23.5   --Consent of Cooperman Levitt Winikoff Lester & Newman, P.C.
          (included in Exhibit 5.1)

--------

 * Previously filed.